Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LADENBURG THALMANN FINANCIAL SERVICES INC.,
TELLURIDE ACQUISITION, INC.,
TELLURIDE HOLDINGS, INC.
and
THE STOCKHOLDERS OF
TELLURIDE HOLDINGS, INC.
DATED AS OF SEPTEMBER 6, 2006

(i)

(ii)

INDEX OF EXHIBITS

Exhibits

Exhibit A	-	Form of Warrants

Exhibit B	-	Form of Escrow Agreement

Exhibit C	-	Form of Employment Agreement for James Cassel

Exhibit D	-	Form of Employment Agreement for Scott Salpeter

Exhibit E	-	Form of Employment Agreement for Barry Steiner

(iii)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 6, 2006, by and among Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Parent”), Telluride Acquisition, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Telluride Holdings, Inc., a Florida corporation (“Company”), and each of the persons listed under the caption “Stockholders” on the signature page hereof, such persons being all of the stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Florida Business Corporation Act (“Governing Act”), Parent and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which Merger Sub will merge with the Company and be the surviving entity and a wholly-owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of Parent Common Stock (as hereinafter defined), Warrants (as hereinafter defined) and cash.
     B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is advisable for, fair to, and in the best interests of, their respective companies and their respective stockholders.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Governing Act, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing.
          (a) On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Graubard Miller, counsel to Parent and Merger Sub, 405 Lexington Avenue, New York, New York, at 11:00 a.m., New York City time, as soon as practicable, but in no event later than the third (3rd) business day, following the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other date, time or place as Parent and the Company may agree. The date on which the Closing occurs is referred to as the “Closing Date.” The term “Agreement” as used herein refers to this Agreement and

Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II, and III hereof, respectively).
          (b) The Merger will become effective as set forth in the articles of merger relating thereto (the “Articles of Merger”) that will be filed on the Closing Date with the Secretary of State of the State of Florida in accordance with Section 607.1105 of the Governing Act. The time that the Merger becomes effective in accordance with Section 607.1105 of the Governing Act is referred to in this Agreement as the “Effective Time.”
     1.3 Effect of the Merger.
          (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Governing Act. Without limiting the generality of the foregoing, and except as may be provided for in the applicable provisions of the Governing Act and those particular prepaid expenses, deposits, advances prepaid rent and other prepaid expenses as set forth on the Company Prepaid Expenses Schedule (attached hereto), at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          (b) Notwithstanding the provisions of Section 1.3(a) above, the Company (prior to the Effective Time) and/or the Stockholders will be responsible to pay for all Company liabilities, obligations and debts existing at, or accrued prior to, the Effective Time, it being the intent of the Parties that the Surviving Corporation not pay any such liabilities, obligations and debts, except for those set forth on the Assumed Liability Schedule (attached hereto) accruing after the Effective Time. The liabilities, obligations and debts of the Company to be paid by the Company (prior to the Effective Time) and/or by the Stockholders will be referred to herein as the “Retained Liabilities” and those set forth on the Assumed Liability Schedule accruing from and after the Effective Time will be referred to herein as the “Assumed Liabilities.” For clarification purposes only, Retained Liabilities shall include all charges for rent, utilities, payroll and other expenses accrued up to the Effective Time, but not beyond; and such charges incurred after the Effective Time shall be included in the Assumed Liabilities. The Parties will cooperate and negotiate in good faith with each other to appropriately pro rate and allocate all such charges and will meet with each other for this purpose within 30 days after the Closing Date. All prorated amounts to be paid pursuant to this Section 1.3 shall be made to the other party promptly following agreement of the pro-ration among the Parties.
          (c) Notwithstanding the provisions of Section 1.3(a) above, the Stockholders shall retain all “Completed Work Accounts Receivable” due to the Company as of the Closing Date and the Surviving Corporation shall, upon receipt of payment of such receivables, promptly disburse such amounts to James S. Cassel, as representative of the Stockholders. “Completed Work Accounts Receivable” shall mean amounts owed by clients on projects for which no additional, material work is required, there are no conditions to be satisfied prior to payment to the Company and for which the client has been invoiced.

     1.4 Articles of Incorporation; Bylaws.
          (a) At the Effective Time, the articles of incorporation of Merger Sub shall be amended and restated by the filing under the Governing Act of an amended and restated articles of incorporation which, as so filed, shall be the articles of incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with the Governing Act.
          (b) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation following the Merger, until properly amended.
     1.5 Directors. At the Effective Time, the board of directors of the Surviving Corporation will consist of those persons set forth on Schedule 1.5, who will hold office until their respective successors are duly elected or appointed or qualified, or their earlier death, resignation or removal, in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the Governing Act.
     1.6 Officers. At the Effective Time, the officers of the Surviving Corporation will consist of those persons set forth on Schedule 1.6, and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal, in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the Governing Act.
     1.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Merger Sub, the Company or the holders of any of the securities of the Company, the following shall occur:
          (a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.7(c), the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.7(e)) into and become the right to receive at the Effective Time (i) 4,000,000 shares (the “Parent Shares”) of common stock, par value $0.0001, of Parent (“Parent Common Stock”), (ii) warrants to purchase 2,900,000 shares of Parent Common Stock in the form annexed hereto as Exhibit A (the “Warrants”), and (iii) One Million dollars ($1,000,000.00) (the “Cash,” and together with the Parent Shares and the Warrants, the “Merger Consideration”). Each Stockholder shall be entitled to receive that portion of each component of the Merger Consideration that the number of shares of Company Common Stock owned by him bears to the aggregate number of shares of Company Common Stock that are outstanding at the Effective Time.
          (b) Delivery of Shares; Cash; Warrants.
               (i) At the Closing, Parent shall issue and deliver in the aggregate: (i) One Million Three Hundred Thirty Three Thousand Three Hundred Thirty Two (1,333,332) shares of Parent Common Stock (the “Closing Shares”), (ii) Nine Hundred Sixty Six Thousand Six Hundred Sixty Six (966,666) warrants to purchase Parent Common Stock (the “Closing Warrants”) and (iii) Three Hundred Thirty Three Thousand

Three Hundred Thirty Two and 0/100 Dollars ($333,332.00) (the “Closing Cash”) (the Closing Shares, the Closing Warrants and the Closing Cash are collectively referred to herein as the “Closing Consideration”), to the Stockholders pro rata in accordance with the number of shares of Company Common Stock designated as “currently owned” by each Stockholder on Schedule 1.7(b)(i) (the “Pro Rata Percentage”). The Closing Cash shall be paid at Closing by wire transfer in immediately available funds to the account of each Stockholder as specified on Schedule 1.7(b)(i).
               (ii) In addition, at the Closing, Parent shall (i) issue and deliver Two Million Six Hundred Sixty Six Thousand Six Hundred Sixty Eight (2,666,668) shares of Parent Common Stock (the “Escrow Shares”), (ii) issue and deliver One Million Nine Hundred Thirty Three Thousand Three Hundred Thirty Four (1,933,334) warrants to purchase Parent Common Stock (the “Escrow Warrants”), and (iii) deliver Six Hundred Sixty Six Thousand Six Hundred Sixty Eight and 0/100 Dollars ($666,668.00), to the Escrow Agent, to be held in escrow by the Escrow Agent, for delivery in accordance with the Escrow Agreement among the Escrow Agent, Parent and the Stockholders, in the form annexed hereto as Exhibit B (the “Escrow Agreement”).
          (c) Cancellation of Treasury Stock. Each share of Company Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.
          (d) Capital Stock of Merger Sub. Each share of common stock, par value $.0001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.0001, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.
          (e) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock, and the numbers of shares of Parent Common Stock issuable upon exercise of the Warrants that the holders of Company Common Stock are entitled to receive as a result of the Merger, shall be equitably adjusted to provide the Stockholders the same economic effect as contemplated by this Agreement prior to the effectiveness of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.
          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.8, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

     1.8 Surrender of Certificates; Uncertificated Shares.
          (a) Exchange Procedures. Certificates representing the Closing Shares and the Warrants issuable pursuant to this Agreement as consideration for the Stockholders’ shares of Company Common Stock shall be issued to the Stockholders in accordance with this Agreement at the Closing upon surrender of certificates representing all of the issued and outstanding Company Common Stock (the “Company Certificates”). Each Stockholder shall also be issued separate certificates for such Stockholder’s Escrow Shares for delivery to the Escrow Agent at the Closing. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration issuable pursuant to Section 1.7(a).
          (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the Merger Consideration issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.
          (c) Transfers of Ownership. If Merger Consideration is to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (d) Required Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
     1.9 No Further Ownership Rights in Company Stock. All Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.
     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.
     1.12 Stockholder Matters.
          (a) By his execution of this Agreement, each Stockholder, in his capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder for purposes of Section 607.0704 of the Governing Act.
          (b) Each Stockholder, for himself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that he must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (iv) he has had access to the Parent SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement; (v) he is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of an investment in Parent; and (vi) he understands that the certificates representing the Parent Common Stock to be received by him may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (A) the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) (or an exemption therefrom) and (B) the provisions of this Agreement.
          (c) Each Stockholder, for himself only, represents and warrants that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority or self-regulatory organization, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations promulgated thereunder, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2) on such Stockholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
STOCKHOLDERS
     Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Stockholders, jointly and severally, hereby represent and warrant to, and covenant with, Parent and Merger Sub, as follows:
     2.1 Organization and Qualification.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the law of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each of the Company Subsidiaries (as defined below) is a limited liability company, validly existing and in good standing under the laws of the State of Florida and each has the requisite limited liability company power and authority to own, lease and operate its assets and properties and carry on its business as it is now being or currently planned by the Company to be conducted. Each of the Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the articles of incorporation and by-laws with respect to the Company and the articles of organization and limited liability company agreement with respect to the Company Subsidiaries (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”), as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. Each of the Company and the Company Subsidiaries is not in violation of any of the provisions of its Charter Documents.
          (b) Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing or has equivalent status in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) The minute books of each of the Company and the Company Subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies, stockholders and members (“Corporate Records”) since the time of its incorporation or organization, as the case may be. Copies of such Corporate Records have been heretofore made available to Parent or Parent’s counsel.
          (d) The stock transfer, warrant and option transfer and ownership records of the Company and each of the Company Subsidiaries contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock, membership interests and other securities since the time of its incorporation or organization, as the case may be. Copies of such records have been heretofore made available to Parent or Parent’s counsel.
     2.2 Company Subsidiaries.
          (a) The Company has no subsidiaries other than Capitalink, L.C., a Florida limited liability company (“Capitalink”), and TH Operations, L.C., a Florida limited liability company (“THO”) (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). The Company owns all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (as defined in Section 9.2). Except for the Company Subsidiaries and as set forth on Schedule 2.2(a), neither the Company nor any Company Subsidiary, owns, directly or indirectly, any ownership, equity, profits or voting interest, warrant, option or other right to purchase securities in any Person or has any agreement or commitment to purchase any such securities, and has not agreed and is not obligated to make, nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
          (b) The authorized and outstanding membership interests of each Company Subsidiary are set forth in Schedule 2.2(b) hereto. Except as set forth in Schedule 2.2(b), the Company owns all of the outstanding equity securities of each Company Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Company Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Company Subsidiary.
     2.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 100 shares of Company Common Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable and are owned by the Stockholders.
          (b) As of the date of this Agreement, (i) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties, and (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Common Stock.
          (c) Except as set forth in Schedule 2.3(c) hereto or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
          (d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(d) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.
     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Governing Act and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     2.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) assuming all the consents, approvals, authorizations and permits disclosed in Schedule 2.5(b) have been obtained, conflict with or violate any Legal

Requirements (as defined in Section 9.2), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company of Company Subsidiary Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company or Company Subsidiary Contract, including any “change in control” or similar provision of any Company Subsidiary Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.
          (b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     2.6 Compliance. Each of the Company and the Company Subsidiaries has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Neither the Company nor the Company Subsidiaries are in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, neither the Company nor the Company Subsidiaries have received any written notices of non-compliance with any Legal Requirements.
     2.7 Brokers; Third Party Expenses. Neither the Company nor the Company Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No shares of common stock, options, warrants or other securities of either the Company, a Company Subsidiary or Parent are payable to any third party by the Company or a Company Subsidiary as a result of the Merger.
     2.8 No Business or Other Activities. Since the date of its incorporation, the Company has engaged in no business or other activities other than to acquire the equity interests of the Company Subsidiaries. Except as set forth on Schedule 2.8, the Company has no assets other than the equity interests of the Company Subsidiaries and has no liabilities, known or unknown, contingent or otherwise. Except with respect to this Agreement and the transactions contemplated hereby, the Company is not a party to any contract or understanding, written or oral, including leases for real or personal property. The Company has no employees.
     2.9 Financial Statements.
          (a) The Company has provided to Parent, by means of copies of Focus Reports or otherwise, true correct and complete copies of Capitalink’s audited consolidated financial statements (including any related notes thereto) for the fiscal years ended December 31, 2005 and December 31, 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Capitalink at the respective dates thereof and the results of its operations and cash flows for the periods indicated.
          (b) The Company has provided to Parent, correct and complete copies of the unaudited financial statements (including, in each case, any related notes thereto) of THO and the Company for the fiscal years ended December 31, 2005 and December 31, 2004 and of each of the Company and the Company Subsidiaries for the six month period ended June 30, 2006 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects and fairly present in all material respects the financial position of the Company and the Company Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company, the Company Subsidiaries, or any of them.
     2.10 No Undisclosed Liabilities. Except as set forth in Schedule 2.10 hereto, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued or contingent) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company or any Company Subsidiary, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or, and (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2006, none of which would have a Material Adverse Effect on such Company Subsidiary. All of these liabilities are Retained Liabilities, except for those Assumed Liabilities set forth on the Assumed Liability Schedule.
     2.11 Absence of Certain Changes or Events. Except as set forth in Schedule 2.11 hereto or in the Unaudited Financial Statements, since December 31, 2005, there has not been: (i) any Material Adverse Effect on the Company or either Company Subsidiary, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or either Company Subsidiary’s equity securities or any purchase, redemption or other acquisition by the Company or a Company Subsidiary of any of the other securities of the Company or either Company Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of the Company’s or any Company Subsidiary’s equity securities, (iv) any granting by the Company or a Company Subsidiary of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any Company Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any Company Subsidiary of any increase in severance or termination pay or any entry by Company or any Company Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company or a Company Subsidiary of the nature contemplated hereby, (v) entry by the Company or any Company Subsidiary into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or a Company Subsidiary with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices or those of a Company Subsidiary, (vii) any change in the auditors of the Company or a Company Subsidiary, (viii) any issuance of equity securities of the Company or a Company Subsidiary, (ix) any revaluation by the Company or a Company Subsidiary of any of the assets of the Company or a Company Subsidiary, including, without limitation, writing off notes or accounts receivable or any sale of assets of a Company Subsidiary other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.
     2.12 Litigation. Except as disclosed in Schedule 2.12 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company or any Stockholder, threatened against the Company or any Company Subsidiary before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or any Company Subsidiary or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.
     2.13 Employee Benefit Plans.
          (a) All employee compensation, incentive, fringe or benefit plans, programs, agreements, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of a Company Subsidiary (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all material liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company or any Stockholder, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Stockholder, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Neither Company Subsidiary has any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without liability to the Parent or the Company or either Company Subsidiary.
          (b) Except as disclosed in Schedule 2.13(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the Merger) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or a Company Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     2.14 Labor Matters. No Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it and neither the Company nor any Stockholder knows of any activities or proceedings of any labor union to organize any such employees.
     2.15 Restrictions on Business Activities. Except for restrictions mandated by the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”) applicable to all of its members or as otherwise disclosed in Schedule 2.15, to the knowledge of the Company and each Stockholder, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or either Company Subsidiary or their respective assets or to which the Company or a Company Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of a Company Subsidiary, any acquisition of property by a Company Subsidiary or the conduct of business by the Company Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or either Company Subsidiary.
     2.16 Title to Property.
          (a) Neither the Company nor either Company Subsidiary owns any real property or options or other contracts under which it has a right to acquire any interest in real property.
          (b) Except as set forth on Schedule 2.16(b), all leases of real property held by the Company or any Company Subsidiary, and all personal property and other property and assets of the Company or a Company Subsidiary owned, used or held for use in connection with the business of the Company or a Company Subsidiary (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired after December 31, 2005 in the ordinary course of business. The Company or such Company Subsidiary, as the case may be, has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in

Schedule 2.16(b) hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on the businesses of the Company or the Company Subsidiaries.
          (c) All leases pursuant to which the Company or a Company Subsidiary leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or a Company Subsidiary (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company or a Company Subsidiary.
          (d) The Company and each Company Subsidiary is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course, except where the lack of such validity and effectiveness could not reasonably be expected to have a Material Adverse Effect on the Company or a Company Subsidiary.
     2.17 Taxes.
          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts, including any liability of a predecessor entity for any such amounts.
          (b) Tax Returns and Audits. Except as set forth in Schedule 2.17(b) hereto:
               (i) The Company and each Company Subsidiary has filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by it with any Tax authority prior to the date hereof, except such Returns which are not material to the Company and the Company Subsidiaries, taken as a whole. All such Returns are true, correct and complete in all material respects. The Company and each Company Subsidiary has paid all Taxes shown to be due and payable on such Returns.
               (ii) All Taxes that the Company or a Company Subsidiary is required by law to withhold or collect in connection with such amounts paid or owing to any employee, independent contractor, creditor or stockholder have been duly withheld or collected, and have been paid over to the proper governmental authorities to the extent due and payable.
               (iii) There is no material Tax deficiency outstanding, and to the knowledge of the Company and the Stockholders, there is no material deficiency proposed or assessed by a Governmental Entity against the Company or a Company Subsidiary, nor has the Company or any Company Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) To the knowledge of the Company and each Stockholder, no audit or other examination of any Return of the Company or a Company Subsidiary relating to the material Tax liability of the Company or any Company Subsidiary by any Tax authority is presently in progress, nor has the Company, such Stockholder or a Company Subsidiary been notified of any request for such an audit or other examination.
               (v) No material adjustment relating to any Returns filed by the Company and the Company Subsidiaries with respect to the Tax liability of the Company or any Company Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company, a Stockholder or a Company Subsidiary or any representative thereof.
               (vi) Neither the Company nor either Company Subsidiary has any liability for any material unpaid Taxes which have not been accrued for or reserved on its balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), whether asserted or unasserted, contingent or otherwise, which is material to the Company or such Company Subsidiary, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and the Company Subsidiaries, none of which is material to the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.
     2.18 Intellectual Property. Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company and the Company Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:
“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or a Company Subsidiary, including software and software programs developed by or exclusively licensed to the Company or a Company Subsidiary (specifically excluding any off the shelf or shrink-wrap software).
“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or a Company Subsidiary.
“Company Products” means all current versions of products or service offerings of the Company and the Company Subsidiaries.
          (a) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or a Company Subsidiary.
          (b) Except as disclosed in Schedule 2.18 hereto, the Company or each Company Subsidiary owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company or a Company Subsidiary is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company and the Company Subsidiaries including the sale of any products or the provision of any services by the Company Subsidiaries.
          (c) To the Company’s and the Stockholders’ knowledge, the operation of the business of the Company and the Company Subsidiaries as such business currently is conducted, including the Company’s or a Company Subsidiary’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.
     2.19 Agreements, Contracts and Commitments.
          (a) Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Subsidiary Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Subsidiary Contracts” shall mean all contracts, agreements, engagement letters, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which a Company Subsidiary is a party or by or to which any of the properties or assets of a Company Subsidiary may be bound, subject or affected (including without limitation notes or other instruments payable to a Company Subsidiary) and (ii) the term

“Material Company Subsidiary Contracts” shall mean (x) each Company Subsidiary Contract (A) providing for payments (present or future) to a Company Subsidiary in excess of $75,000 in the aggregate or (B) under which or in respect of which a Company Subsidiary presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000, (y) each Company Subsidiary Contract that otherwise is or may be material to the businesses, operations, prospects or assets of the Company Subsidiary and (z) without limitation of subclause (x) or subclause (y), each of the following Company Subsidiary Contracts:
               (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from a Company Subsidiary by or to any officer, director, stockholder or holder of derivative securities (“Insider”) of the Company or a Company Subsidiary;
               (ii) any guaranty, direct or indirect, by the Company, a Company Subsidiary or any Insider of the Company or a Company Subsidiary of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;
               (iii) any Company Subsidiary Contract relating to the employment of a Person;
               (iv) any Company Subsidiary Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of a Company Subsidiary or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of a Company Subsidiary;
               (v) any lease or similar arrangement for the use by a Company Subsidiary of real property or personal property; and
               (vi) any Company Subsidiary Contract to which any Insider of the Company or a Company Subsidiary is a party.
          (b) Each Material Company Subsidiary Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against the applicable Company Subsidiary. True, correct and complete copies of all Material Company Subsidiary Contracts (or written summaries in the case of oral Material Company Subsidiary Contracts) and of all outstanding offers and proposals of the Company have been heretofore made available to Parent or Parent’s counsel.
          (c) Except as set forth in Schedule 2.19(c), neither Company Subsidiary nor, to the knowledge of the Company or any Stockholder, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Subsidiary Contract, and no party to any Company Subsidiary Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or a Company Subsidiary.

          (d) Except as set forth on Schedule 2.19(d), no Company Subsidiary has any customer accounts.
     2.20 Insurance. Schedule 2.20 sets forth the Company’s and the Company Subsidiaries’ insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurance provided by such Insurance Policies is adequate in amount and scope for the Company’s and the Company Subsidiaries’ business and operations.
     2.21 Governmental Actions/Filings.
          (a) Except as set forth in Schedule 2.21(a), the Company and each Company Subsidiary has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company or a Company Subsidiary, and true, complete and correct copies of which have heretofore been delivered to Parent or Parent’s Counsel. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2007, and the Company and each Company Subsidiary is in compliance with all of its material obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or a Company Subsidiary.
          (b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or a Company Subsidiary to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.
          (c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, self regulatory, administrative or judicial body, agency or authority.
     2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or a Company Subsidiary or a member of his or her immediate family is indebted to the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or a Company Subsidiary, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the knowledge of the Company and each Stockholder, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or a Company Subsidiary is affiliated or with whom the Company or a Company Subsidiary has a contractual relationship, or in any Person that competes with the Company or a Company Subsidiary, except that each employee, stockholder, officer or director of the Company or a Company Subsidiary and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or a Company Subsidiary. Except as set forth in Schedule 2.22, to the knowledge of the Company and each Stockholder, no Stockholder or officer, director of the Company or a Company Subsidiary or any member of their immediate families is, directly or indirectly, interested in any Material Company Subsidiary Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or a Company Subsidiary).
     2.23 State Takeover Law. No “business combination”, “moratorium”, “fair value”, “control share acquisition” or other state antitakeover statute or regulation is or will be applicable to this Agreement or the transactions contemplated hereby by reason of the Company being a party to this Agreement, performing its obligations hereunder or consummating the transactions contemplated hereby.
     2.24 Representations and Warranties Complete. The representations and warranties of the Company and the Stockholders included in this Agreement and any list, statement, document or information set forth in, or attached to any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.
     2.25 Survival. The representations and warranties set forth in this Article II shall survive as set forth in Article VII.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to, and covenants with, the Company and the Stockholders, as follows:
     3.1 Organization and Qualification.
          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.
          (b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     3.2 Parent Subsidiaries.
          (a) Except for Merger Sub and those entities listed on Schedule 3.2(a) (collectively, “Parent Subsidiaries”), Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
          (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.
          (c) Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.
     3.3 Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 150,541,442 shares of Parent Common Stock (as of June 30, 2006) and no shares of Parent Preferred Stock are issued and outstanding, all of which shares of Parent Common Stock are validly issued, fully paid and nonassessable. As of June 30, 2006, (i) 16,095,288 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock granted to employees of Parent or other parties; (ii) 200,000 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock; (iii) no shares of Parent Common Stock are reserved for issuance upon the conversion of any outstanding convertible notes, debentures or securities; and (iv) no shares of Parent Preferred Stock are outstanding or reserved for any purpose.
          (b) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.
     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) assuming all the consents, approvals, authorizations and permits described in Schedule 3.5(b) have been obtained, conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any agreement to which Parent is a party (“Parent Contract”), except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 3.5(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.
     3.7 SEC Filings; Financial Statements.
          (a) Through EDGAR, there is available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 2003 (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. Parent has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since December 31, 2001. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position (and changes in financial position) of Parent at the respective dates thereof and the results of operations and cash flows as of the time and for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent.
     3.8 Absence of Undisclosed Liabilities. Parent has no liability (absolute, accrued or contingent) of a nature required to be disclosed on a balance sheet or in the related notes to financial statement which are, individually or in the aggregate, material to the business, results of operations of financial condition of the Parent except (i) for those liabilities which are provided for in or otherwise are reserved for or reflected in the consolidated financial statements contained in the Parent SEC Reports, including the notes thereto and (ii) individually or in the aggregate would not have a Material Adverse Effect on Parent.
     3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2006, there has not been any Material Adverse Effect on Parent.
     3.10 Litigation. Except as described in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.
     3.11 American Stock Exchange, Inc. Parent Common Stock is listed for trading on the American Stock Exchange, Inc. (the “Amex”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the Amex with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the Amex.
     3.12 National Association of Securities Dealers; New York Stock Exchange; Other Governmental Entity. Except as described on Schedule 3.12, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent or any of the Parent Subsidiaries by the NASD or the New York Stock Exchange or any other Governmental Entity with respect to Parent’s or any of Parent Subsidiaries’ conduct, action or inaction.
     3.13 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, approved this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the Parent Common Stock. No vote of Parent’s stockholders is required in order for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.
     3.14 Broker’s Fees. No broker, finder or investment banker is entitled to any fee to be paid by Parent or Merger Sub in connection with this Agreement.
     3.15 State Takeover Law. No “business combination”, “moratorium”, “fair value”, “control share acquisition” or other state antitakeover statute or regulation is or will be applicable to this Agreement or the transactions contemplated hereby by reason of the Parent being a party to this Agreement, performing its obligations hereunder or consummating the transactions contemplated hereby.
     3.16 Representations and Warranties Complete. The representations and warranties of Parent and Merger Sub included in this Agreement and any list, statement, document or information set forth in, or attached to any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.
     3.17 Survival. The representations and warranties set forth in this Article III shall survive as set forth in Article VII.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Company Subsidiaries shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with clients, customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Company Subsidiaries shall not do any of the following:
          (a) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;
          (b) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or a Company Subsidiary, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Company Subsidiary license on an exclusive basis or sell any Intellectual Property of the Company or a Company Subsidiary;
          (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or a Company Subsidiary, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
          (e) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;
          (f) Amend its Charter Documents;
          (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or a Company Subsidiary, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such Person’s ability to compete or to offer or sell any products or services;
          (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
          (i) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or the Company Subsidiaries enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
          (j) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or (except as heretofore agreed to by Parent) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;
          (k) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Subsidiary Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or incurred since the date of the Unaudited Financial Statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or a Company Subsidiary is a party or of which the Company or a Company Subsidiary is a beneficiary;
          (m) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;
          (n) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;
          (o) Settle any litigation to which an Insider is a party or where the consideration given by the Company or a Company Subsidiary is other than monetary;
          (p) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
          (q) Form, establish or acquire any subsidiary;
          (r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;
          (s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;
          (t) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;
          (u) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through Section 4.1(t) above; or
          (v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice.
          Notwithstanding the foregoing, it is expressly acknowledged and agreed by Parent and Merger Sub that, prior to the Effective Time, the Company shall be permitted, without the prior consent of Parent and/or Merger Sub, to (i) dividend or otherwise pay or distribute to the Stockholders all the cash of the Company and the Company Subsidiaries, any equity securities owned by the Company (other than the equity interests in the Company Subsidiaries) or the Company Subsidiaries, and those other assets set forth on the Company Prepaid Expense Schedule and to (ii) pay and discharge all the Retained Liabilities.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Required Information. In connection with the preparation of filings under the securities laws, issuance of press releases and for such other reasonable purposes, the Stockholders, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     5.2 Confidentiality; Access to Information.
          (a) Confidentiality. Except as required by any confidentiality agreement previously executed by the parties, each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.
          (b) Access to Information.
               (i) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and the Company Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company and the Company Subsidiaries, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
               (ii) Parent will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
     5.3 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholders) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.
     5.4 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents listed in Schedule 2.5(b) of the Company Schedule and Schedule 3.5(b) of the Parent Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     5.5 Certain Claims. As additional consideration for the payment of the Merger Consideration pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company, the Company Subsidiaries and their directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company or a Company Subsidiary or any predecessor of the Company or a Company Subsidiary prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing; provided, however, that the foregoing shall not release any obligations of Parent set forth in this Agreement.
     5.6 No Securities Transactions. Neither the Company nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.
     5.7 Disclosure of Certain Matters. Each of Parent, Merger Sub, the Company and each Stockholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.8 Stockholder Obligations. The Stockholders shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by them to the Company.
     5.9 Sale Restriction. No public market sales of shares of Parent Common Stock issued as a result of the Merger shall be made for a period of one (1) year following the Closing Date. No private sales of shares of Parent Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Certificates representing shares of Parent Common Stock issued as a result of the Merger shall bear a prominent legend to such effect.
     5.10 Registration of Parent Common Stock. Parent shall use commercially reasonable efforts to file, no later than one year after the Closing, with the Securities and Exchange Commission (“SEC”), and to have declared effective by the SEC, a registration statement on Form S-3 (or other applicable form) to enable the resale by the Stockholders of the shares of

Parent Common Stock included in the Merger Consideration and the shares of Parent Common Stock issuable upon exercise of the Warrants and to keep such registration statement in effect until all such shares (a) have been disposed of in accordance with the intended method(s) of distribution set forth in such registration statement or (b) are saleable by the holders thereof under Rule 144 under the Act without limitation as to volume.
     5.11 Capitalink. Parent hereby confirms that it has no present plan or intention to liquidate the Company or Capitalink; to merge the Company or Capitalink into another corporation; to sell or dispose of the stock of the Company or the interests of Capitalink or to cause the Company or Capitalink to sell or otherwise dispose of any assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(D) of the Code. Parent hereby agrees to contribute a sufficient amount of capital to Capitalink in order for it to maintain its minimum capital requirements under the rules and regulations of the NASD immediately following the Merger.
     5.12 Tax Returns. Parent shall prepare and file (or cause the Surviving Corporation to prepare and file) all income Tax returns relating to the Company for the period July 1, 2006 until the Effective Time. All taxes reflected as being owed on such returns shall be Retained Liabilities. The Stockholders shall provide Parent with such cooperation and information as they reasonably may request in filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.
     5.13 Employment Matters. Effective upon the Closing, each Company employee listed on Schedule 5.13 will be offered employment by Parent (or one of the Parent Subsidiaries) on such terms and conditions at least equal to but not less than their current employment with the Company (which are set forth on Schedule 5.13) and with employee benefits in accordance with Parent’s standard benefit package, including, but not limited to, immediate (except as set forth on Schedule 5.13) eligibility in all retirement savings and welfare benefit plans (and providing credit for prior years service where applicable).
ARTICLE VI
CONDITIONS TO THE TRANSACTION
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) The consent to or approval of all Governmental Entities whose consent is required for the consummation of the transactions contemplated by this Agreement, including those of NASD, the Amex and The New York Stock Exchange, Inc. and those required, if any, under Blue Sky Laws, shall have been obtained.
          (b) The Escrow Agreement and each of the three Employment Agreements, in the forms annexed hereto as Exhibit C (James Cassel), Exhibit D (Scott Salpeter) and Exhibit E (Barry Steiner), shall have been executed and delivered in accordance with its terms.

          (c) No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.
     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement that (i) is qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) is not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
          (c) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby.
          (d) Material Adverse Effect. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.
     6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders contained in this Agreement that (i) is qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) is not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

          (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.
          (c) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby.
          (d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.
          (e) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.
          (f) Stockholder Obligations. The Stockholders shall have paid, made provision to pay, or caused the Company to pay, all Retained Liabilities, including having repaid to the Company or a Company Subsidiary, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company or such Company Subsidiary.
          (g) Errors and Omissions and Employment Practices Liability Reporting (“Tail”) Coverage. The Surviving Corporation will maintain in effect for a period of six years after the Effective Time, if available, the current policies of errors and omissions insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous), with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of errors and omissions insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification of Parent.
          (a) Subject to the terms and conditions of this Article VII (including the limitations set forth in Section 7.6), Parent, the Surviving Corporation and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by the Stockholders, severally but not jointly, in proportion to their Pro Rata Percentage, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

               (i) the inaccuracy or breach of any representation or warranty of the Company or the Stockholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;
               (ii) the non-fulfillment or breach of any covenant or agreement of the Company or the Stockholders contained in this Agreement; or
               (iii) any of the Retained Liabilities.
          (b) As used in this Article VII, the term “Losses” shall mean all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Parent Indemnitee may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
     7.2 Indemnification by Parent. Subject to the terms and conditions of this Article VII (including the limitations set forth in Section 7.6), the Stockholders, and their respective successors and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended and held harmless by Parent from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:
          (a) the inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Parent or Merger Sub pursuant to this Agreement with respect hereto or thereto in connection with the Closing;
          (b) the non-fulfillment or breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement; or
          (c) any of the Assumed Liabilities.
     7.3 Indemnification of Third Party Claims.
          (a) In order for any indemnified party (“Indemnified Party”) specified in Sections 7.1 and 7.2 to be entitled to any indemnification provided for under Sections 7.1 and 7.2 in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
          (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not objected to by the Indemnified Party in its reasonable discretion. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except in the case of a conflict of interest, as described below). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if, a bona fide conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party may employ its own counsel, separate from the counsel employed by the Indemnifying Party, and may control its defense to the extent deemed necessary by the Indemnified Party). The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party is not assuming the defense thereof or during a conflict of interest (as described above).
          (c) If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party, except to the extent that a bona fide conflict of interest exists between the Indemnifying Party and the Indemnified Party; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder. All out-of-pocket costs and expenses incurred in connection with an Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnifying Party completely in connection with such Third-Party Claim and which would not otherwise adversely affect the Indemnified Party or require any relief other than monetary damages.
          (d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party. The indemnification required by Section 7.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Loss is incurred.
          (e) The indemnification provisions of this Article VII (i) except as otherwise set forth in this Agreement shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (ii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.
          (f) Any request for indemnification shall include invoices and supporting documents containing reasonably detailed information about the Losses for which indemnification is being sought.
     7.4 Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Sections 7.1 and 7.2 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Sections 7.1 and 7.2, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 60 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Sections 7.1 and 7.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Sections 7.1 and 7.2 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Loss (or any portion thereof) is estimated, on such later date when the amount of such Loss (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of up to 21 days to resolve such dispute.
     7.5 Insurance Effect. The amount of any Losses shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party with respect thereto under any insurance coverage or for any other party alleged to be responsible therefor. If an Indemnified Party receives an amount under insurance coverage with respect to Losses at any time subsequent to any indemnification provided by an Indemnifying Party, then such

Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the Indemnified Party, but only to the extent of any excess of such insurance proceeds over any deductible or other amount of Losses not paid to the Indemnified Party by the Indemnifying Party.
     7.6 Limitations on Indemnification.
          (a) Survival; Time Limitation. No claim may be made or suit instituted seeking indemnification pursuant to either of Sections 7.1 or 7.2 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party at any time prior to March 31, 2008.
          (b) Deductible. The Parent Indemnitees shall not be entitled to indemnification pursuant to Section 7.1(a)(i) or (ii) for any Losses resulting therefrom until the aggregate amount of all such Losses incurred by the Parent Indemnitees exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deductible”), in which case the Parent Indemnitees shall be entitled to indemnification for such excess; provided that no Stockholder shall be liable for greater than his Pro Rata Percentage of any such excess. The Company Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) or (b) for any Losses resulting therefrom until the aggregate amount of all such Losses incurred by the Company Indemnitees exceeds the Deductible, in which case the Company Indemnitees shall be entitled to indemnification for such excess.
          (c) Aggregate Indemnification Amount Limitation.
               (i) The Stockholders’ aggregate liability for indemnifiable Losses to the Parent Indemnitees pursuant to Section 7.1(a)(i) and (ii) shall not exceed Two Million Dollars ($2,000,000.00) (the “Cap”); provided, however, that each Stockholder’s individual liability for indemnifiable Losses pursuant to Section 7.1 shall be limited to his Pro Rata Percentage of the Cap.
               (ii) Parent and Merger Sub’s aggregate liability for indemnifiable Losses to the Company Indemnitees pursuant to Section 7.2(a) and (b) shall not exceed the Cap.
     7.7 Exclusive Remedy. Except for remedies that cannot be waived as a matter of law or as provided in Article VII, if the Closing occurs, the indemnities provided for in this Article VII are the sole and exclusive remedies of the Indemnified Parties for any breach of this Agreement, including those caused by any breach of or inaccuracy in any representation or warranty or any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, other than claims based on conduct constituting fraud or fraud in the inducement.
     7.8 Knowledge and Investigation. No Party will have a right to indemnification pursuant to this Article VII with respect to any breach or inaccuracy of any representation or warranty, if such Party had knowledge of such inaccuracy or breach of such representation or warranty prior to the execution of this Agreement.

     7.9 Payment by Stockholders. Indemnification payments to be made by the Stockholders hereunder may be made in cash and/or in Parent Shares (valued at the average reported closing price for the ten trading days ending one day prior to payment), with the allocation between cash and Parent Shares being determined by each Stockholder.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of Parent and the Company at any time;
          (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2006 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period); or
          (e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Stockholders set forth in this Agreement, or if any representation or warranty of the Company or the Stockholders shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company and the Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company or the Stockholders is cured during such thirty (30)-day period).
     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.2, 8.2 and Article IX (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to
Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:	Ladenburg Thalmann Financial Services Inc. 153 East 53rd Street, 49th Floor New York, New York 10022 Attn: General Counsel Telephone: (212) 409-2544 Telecopier: (212) 409-2575

with a copy to:	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174-1901 Telephone: 212-818-8661 Telecopier: 212-818-8881

if to the Company	Telluride Holdings, Inc.
or Stockholders, to:	One Alhambra Plaza, Suite 1410 Coral Gables, FL 33134 Attention: James S. Cassel Telephone: 305-446-2026 Telecopier: 305-446-2926

with a copy to:	Greenberg Traurig P.A. 1221 Brickell Avenue Miami, FL 33131 Attention: Paul Berkowitz, Esq. Telephone: (305) 579-0685 Telecopier: (305) 961-5685
     9.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:
          (a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby or (ii) changes in general national or regional economic conditions.
          (b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Subsidiary Contracts or Parent Contracts;
          (c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;
          (d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

          (e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);
          (f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and
          (g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.
     9.3 Counterparts; Facsimile Signatures. This Agreement and all other documents executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
     9.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Parent, Merger Sub, the Company, the Company Subsidiaries and the Stockholders shall be paid by the party incurring such expenses whether or not the Merger is consummated.
     9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and, except as may be provided in any confidentiality agreement among the parties as contemplated by Section 5.2 hereof, supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).
     9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby consents to the exclusive jurisdiction of the federal or state courts located in Miami-Dade County, Florida, with respect to any dispute arising with respect to the transactions contemplated by this Agreement.
     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.11 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.
     9.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and Chief Executive Officer

TELLURIDE ACQUISITION, INC.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and Chief Executive Officer

TELLURIDE HOLDINGS, INC.
By:	/s/ James S. Cassel
	Name:	James S. Cassel
	Title:	President

STOCKHOLDERS:
/s/ James S. Cassel
James S. Cassel

/s/ Scott E. Salpeter
Scott E. Salpeter

/s/ Barry Steiner
Barry Steiner